Exhibit 99.1

Summary Description of the Hornbeck Proposal (10/2/17)

Borrowers	■	Hornbeck Offshore Services, Inc. and Hornbeck Offshore Services, LLC (collectively, the “Company”)
Facility type	■	Senior secured second-lien term loan (the “Second-Lien Tranche”)
Facility size	■
Up to $300mm of incremental lien capacity comprised (at the Company’s option) of a combination of Second-Lien Tranche and first-lien PIK accrual and/or working capital ABL as permitted by the $300mm First-Lien Term Loan (e.g., $250mm of 2L and $50mm of incremental 1L basket for permitted uses)

Exchange offer	■	Participating holders of 5.875% Senior Notes due 2020 (the “2020 Notes”) will exchange for consideration totaling 76.0% of par, comprised of a mix of 68.0% Second-Lien Tranche and 8.0% cash
■
Participating holders comprised of members of the 2020 Notes Ad Hoc Group holding at least 50.1% of the then-outstanding 2020 Notes agree to sign support agreements in advance of a publicly launched exchange offer to all holders of the 2020 Notes

	■	Subject to legal review (including with respect to implementation), participating holders of 5.0% Senior Notes due 2021 in the 2020 Notes Ad Hoc Group will exchange for 68.0% Second-Lien Tranche
Tenor	■	6 years
Coupon	■	8.75%
Call protection	■	Pre-payable at 101 in year one, and par thereafter
Exit consents	■
Participating holders of the 2020 Notes will provide a customary exit consent to amend the indenture for the 2020 Notes to eliminate substantially all covenants, events of default and related defined terms and other provisions contained therein to the extent permitted under the indenture

Covenants	■	No financial covenants
■
Affirmative and negative covenants to be consistent with customary “high yield” covenants, but in any case no more restrictive on the Company than the more permissive of the First Lien Term Loan Agreement filed with the SEC by the Company on 6/16/17 (the “First Lien Term Loan Agreement”) and the indenture for the 5.0% Senior Notes due 2021 and with additional flexibility reflecting the junior lien status of the Second-Lien Tranche

Collateral	■	Pledge of substantially the same assets securing the First Lien Term Loan Agreement on a junior lien basis
	■	Customary “silent second” intercreditor agreement
Guarantors	■	Same as the First Lien Term Loan Agreement